Exhibit 99.1

MEMSIC to be Acquired

by IDG-Accel China Capital II, L.P. and Affiliates

Andover, MA – April 23, 2013 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS solution provider, today announced that it has agreed to be acquired by IDG-Accel China Capital II, L.P. and its affiliates MZ Investment Holdings Limited and MZ Investment Holdings Merger Sub Limited (collectively, “IDG”), for $4.225 per share in cash. Affiliates of IDG currently hold approximately 19.5% of the company’s outstanding common stock. IDG and its affiliates will acquire all the outstanding shares of common stock of MEMSIC that are not currently owned by them, including shares underlying outstanding in-the-money equity awards, for approximately $88.5 million.

The price of $4.225 per share in cash represents a premium of:

●

143% over the $1.74 closing price of MEMSIC’s common stock on November 20, 2012, the last trading day before the company announced that it had received a non-binding proposal from IDG-Accel China Growth Fund II L.P. to acquire the company for $4.00 per share;

●	144% over its average closing share price over the 90 calendar days ended on that date; and

●	56% over the company’s closing share price of $2.71 on April 22, 2013.

The Board of Directors of MEMSIC, in approving the transaction, acted at the unanimous recommendation of a Special Committee, consisting of the company’s three independent directors, that was appointed in November 2012 to consider the IDG proposal and the company’s other strategic alternatives.

MEMSIC’s Lead Director and Chairman of the Special Committee, Roger Blethen, stated “The Special Committee and its advisors conducted a disciplined and independent process intended to ensure the best available outcome for our stockholders. The Board of Directors approved the IDG transaction because it strongly believes, after carefully considering the company’s strategic alternatives, that it is in the best interest of MEMSIC stockholders and the best of the available alternatives. We believe the $4.225 price is fair and that making that value available to our stockholders immediately in cash is more favorable to them than the other alternatives available, including remaining independent.”

The company’s Chairman of the Board and Chief Executive Officer, Dr. Yang Zhao, and director Quan Zhou were not members of the Special Committee and did not participate in the deliberations of the Board of Directors approving the merger. Mr. Zhou is an affiliate of IDG. Dr. Zhao will remain employed by the company following the acquisition and will also participate as an equity investor in the acquiring company.

The merger agreement is subject to customary conditions, including a vote of the company’s stockholders. The transaction is expected to close during the third quarter of 2013.

Foley Hoag LLP acted as counsel to MEMSIC. RBC Capital Markets, LLC acted as financial advisor and Richards, Layton and Finger, P.A. acted as special legal counsel to the Special Committee. Skadden, Arps, Slate, Meagher & Flom LLP acted as counsel to IDG.

About MEMSIC

Headquartered in Andover, Massachusetts, MEMSIC, Inc. provides advanced semiconductor sensor and integrated sensing system solutions based on micro electromechanical systems, or MEMS, technology and mixed signal circuit design. Its products include accelerometers, magnetic sensors and electronic compass solutions, integrated high performance inertial measurement units for industrial and avionics applications, MEMS flow sensing systems, and wireless sensing network systems.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this press release concerning the expected timing of the closing of the merger are forward-looking statements. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include uncertainties with respect to regulatory approvals, approval by MEMSIC’s stockholders and other conditions to closing. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, MEMSIC will file a proxy statement with the SEC. Additionally, MEMSIC and IDG will file other relevant materials, including a Schedule 13E-3 transaction statement, in connection with the proposed acquisition of MEMSIC by IDG pursuant to the terms of an Agreement and Plan of Merger by and among MZ Investment Holdings Limited, MZ Investment Holdings Merger Sub Limited and MEMSIC. The proxy statement, Schedule 13-3 transaction statement and other materials to be filed by MEMSIC with the SEC (when they become available) may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by MEMSIC by directing a written request to MEMSIC, One Tech Drive, Suite 325, Andover, MA 01810, Attention: Investor Relations.

Investors and security holders of MEMSIC are urged to read the proxy statement, the Schedule 13E-3 transaction statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

MEMSIC and certain of its directors, executive officers and affiliates may be deemed to be participants in the solicitation of proxies from the security holders of MEMSIC in connection with the proposed merger.

Information about those directors, executive officers and affiliates of MEMSIC and their ownership of MEMSIC common stock is set forth in the proxy statement for MEMSIC’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on June 1, 2012, and is supplemented by other public filings made, and to be made, with the SEC by MEMSIC. Information regarding the direct and indirect interests of MEMSIC, its executive officers and directors and other participants in the solicitation, which may, in some cases, be different from those of MEMSIC security holders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

Investor Contact:

Harriet Fried

LHA

(978) 738-0900 x240

ir@MEMSIC.com